EXHIBIT 21.0

SUBSIDIARIES OF REGISTRANT

Symvex Inc. is a wholly-owned subsidiary of the Registrant incorporated in the State of Delaware. Symvex Inc. did business under its own name.

SCA Ventures Inc., (formerly Enzon Labs Inc.) is a wholly-owned subsidiary of the Registrant incorporated in the State of Delaware. SCA Ventures does business under its own name.

Enzon GmbH is a wholly-owned subsidiary of the Registrant incorporated in Germany.

ENZON Pharmaceuticals, Ltd is a wholly owned subsidiary of the Registrant incorporated in Canada.


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